Exhibit 3.1
*150301*

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.    Name of corporation:

nFinanSe Inc.

2.    Stockholder approval pursuant to statute has been obtained.

3.    The class or series of stock being amended:

4,333,340 shares of Series E Convertible Preferred Stock, par value $0.001

4.    By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The second paragraph of the Certificate of Designations, Rights and Preferences of Series E Convertible Preferred Stock is amended and restated as follows:
"RESOLVED, that, pursuant to Article II of the Articles, the Board hereby authorizes the issuance of, and fixes the designation and preferences and rights, and qualifications, limitations and restrictions) of a series of preferred stock of the Corporation consisting of 5,900,000 shares, par value $0.001 per share, to be designated "Series E Convertible Preferred Stock" (hereinafter, the "Series E Preferred Stock"); and be it"

5.    Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

6.    Signature: (required)

X /s/ R.P. Springer
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After Revised: 3-6-09